Exhibit 10.6

International

EXELIXIS, INC.
2011 EQUITY INCENTIVE PLAN

OPTION AGREEMENT (INTERNATIONAL)
(NONSTATUTORY STOCK OPTION)
Pursuant to your Notice of Grant of Stock Option (International) (“Grant Notice”) and this Option Agreement (International) and in consideration of your services, Exelixis, Inc. (the “Company”) has granted you an option under its 2011 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Your option is granted to you effective as of the Date of Grant set forth in the Grant Notice. This Option Agreement (International) shall be deemed to be agreed to by the Company and you upon the signing or electronically accepting by you of the Grant Notice to which it is attached. Capitalized terms not explicitly defined in this Option Agreement (International) shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Option Agreement (International) and the Plan, the terms of the Plan shall control. The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in United States dollars referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.
3.    METHOD OF PAYMENT. Payment of the exercise price and any Withholding Taxes (as defined below) is due in full in United States dollars upon exercise of all or any part of your option. All amounts due are payable in United States dollars calculated by reference to the local currency to United States dollar exchange rate published in the Wall Street Journal on the date of exercise (or if the date of exercise is not a business day in the United States, the next available business day in the United States). You may elect to make payment of the exercise price in cash or by check or by any of the following methods unless prohibited by your Grant Notice:
(a)    Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

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(b)    Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(c)    Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy Withholding Tax obligations.
4.    WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.
5.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option including, without limitation, the laws and regulations of your country of residence, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. You further understand that the Company is under no obligation to register or qualify the Common Stock with any state or foreign securities commission or regulator, or to seek approval or clearance from any foreign governmental authority for the issuance or sale of the Common Stock. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Option Agreement (International) to the extent necessary to comply with securities or other laws applicable to the issuance of the Common Stock.
6.    TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
(a)    immediately upon the termination of your Continuous Service for Cause;
(b)    three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above

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relating to “Securities Law Compliance,” your option shall not expire until the earlier of the expiration date indicated in your Grant Notice (the “Expiration Date”) or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;
(c)    twelve (12) months after the termination of your Continuous Service due to your Disability;
(d)    eighteen (18) months after your death if you die during your Continuous Service; or
(e)    the Expiration Date indicated in your Grant Notice.
Notwithstanding the foregoing, if you die during the period provided in Section 6(b) or 6(c) above, the term of your option shall not expire until the earlier of eighteen (18) months after your death or the Expiration Date indicated in your Grant Notice.
7.    EXERCISE.
(a)    You may exercise the vested portion of your option during its term by delivering a notice (in a form designated by the Company) or taking such other action as the Company may require together with delivering the exercise price to the Secretary of the Company, or to such other person as the Company may designate (such as any broker designated by the Company to effect option exercises) during regular business hours, together with such additional documents as the Company may then require.
(b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any Withholding Tax obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.
8.    TRANSFERABILITY. Except as otherwise provided in this Section 8, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. By delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect option exercises, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate shall be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

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9.    OPTION NOT A SERVICE CONTRACT.
(a)    Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause.  Nothing in this Option Agreement (International) (including, but not limited to, the vesting of your option pursuant to the schedule set forth in Section 1 herein or the issuance of the shares upon exercise of your option), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option Agreement (International) or the Plan shall:  (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Option Agreement (International) or the Plan unless such right or benefit has specifically accrued under the terms of this Option Agreement (International) or Plan; or (iv) deprive the Company of the right to terminate your employment with the Company or an Affiliate or services agreement with the Company or an Affiliate, in accordance with applicable law and any employment or services agreement between you and the Company or an Affiliate, and without regard to any future vesting opportunity that you may have.
(b)    By accepting this option, you acknowledge and agree that the right to continue vesting in the option pursuant to the schedule set forth in Section 1 is earned only by continuing as an employee, director or consultant to the Company or an Affiliate (not through the act of being hired, being granted this option or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Option Agreement (International), including but not limited to, the termination of the right to continue vesting in the option. You further acknowledge and agree that this Option Agreement (International), the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Option Agreement (International), for any period, or at all, and shall not interfere in any way with your right or the right of the Company or an Affiliate to terminate your Continuous Service at any time, with or without cause and in accordance with any applicable employment or services agreement and applicable law.
10.    WITHHOLDING OBLIGATIONS.
(a)    At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you (to the maximum extent permitted by applicable law) and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with the exercise of your option (the “Withholding Taxes”). Additionally, the Company

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may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your option by any of the following means or by a combination of such means (to the maximum extent permitted by applicable law): (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the exercise of your option with a Fair Market Value (measured as of the date of exercise) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(b)    You may not exercise your option unless the Withholding Tax obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied. You acknowledge that regardless of any action taken by the Company or an Affiliate, the ultimate responsibility for Withholding Taxes is and remains your responsibility and may exceed the amount actually withheld by the Company or an Affiliate. You further acknowledge that the Company and/or its Affiliates make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of your option including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of the shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends. Further, if you are subject to Withholding Taxes in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or any Affiliate may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
11.    TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code (if applicable) only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.
12.    NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, fourteen (14) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if

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requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.    PERSONAL DATA. You understand that your employer, if applicable, the Company or an Affiliate, holds certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security or equivalent tax identification number, salary, nationality, job title, and details of all shares granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar under applicable local law and be subject to additional restrictions on collection, processing and use of the same under such laws. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or an Affiliate to collect, hold, and process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company or any Affiliate to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or in which your services are retained, including transfers to the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. You have been informed of your right to access and correct your Personal Data and/or Sensitive Personal Data by applying to the Company.
14.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.
15.    OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s insider trading policy including the policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time.
16.    ADDITIONAL ACKNOWLEDGEMENTS. You hereby consent and acknowledge that:
(a)    Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this option as a condition to participating in the Plan and receipt of this option.
(b)    The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time.
(c)    This option and any other options under the Plan are voluntary and occasional and do not create any contractual or other right to receive future options or other benefits in lieu of future options, even if similar options have been granted repeatedly in the past.

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(d)    All determinations with respect to any such future options, including, but not limited to, the time or times when such options are made, the number of shares of Common Stock, and performance and other conditions applied to the options, will be at the sole discretion of the Company.
(e)    The value of the shares of Common Stock and this option is an extraordinary item of compensation, which is outside the scope of your employment, service contract or consulting agreement, if any. This option shall not form part of any past, current or future entitlement to remuneration or benefits which you may have under any contract of employment with the Company or any Affiliate, nor form any part of any such contract of employment between you and the Company or any Affiliate.
(f)    The shares of Common Stock, this option, or any income derived there from are not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.
(g)    If your Continuous Service is terminated involuntarily, your eligibility to receive shares of Common Stock or payments under the option or the Plan, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in this option.
(h)    The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.
(i)    You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this option or diminution in value of the shares of Common Stock and you irrevocably release the Company, its Affiliates and, if applicable, your employer, if different from the Company, from any such claim that may arise.
(j)    The Plan and this option set forth the entire understanding between you, the Company and any Affiliate regarding the acquisition of the shares of Common Stock and supersedes all prior oral and written agreements pertaining to this option.
17.    LANGUAGE. If you have received this Option Agreement (International), or any other document related to the option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your option shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your

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rights and obligations under your option may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.
(c)    You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.
(d)    This Option Agreement (International) shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Option Agreement (International) shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
19.    SEVERABILITY. If all or any part of this Option Agreement (International) or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Option Agreement (International) or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (International) (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the option subject to this Option Agreement (International) shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
21.    CHOICE OF LAW. The interpretation, performance and enforcement of this Option Agreement (International) will be governed by the law of the state of California without regard to such state’s conflicts of laws rules.
22.    AMENDMENT. This Option Agreement (International) may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Option Agreement (International) may be amended solely by the Board by a writing which specifically states that it is amending this Option Agreement (International), so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to

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change, by written notice to you, the provisions of this Option Agreement (International) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your option which is then subject to restrictions as provided herein.

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